UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2017

ETHEMA HEALTH CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	000-15078	84-1227328
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

810 Andrews Avenue Delray Beach, Florida 33483
(Address of principal executive offices)

(561) 450 7679
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 2, 2017, Ethema Health Corporation, a Colorado corporation (f/k/a/ GreeneStone Healthcare Corporation, the “Company”), entered into an Agreement of Purchase and Sale (the “Agreement”) to purchase from AREP 5400 East Avenue LLC, a Delaware limited liability company (“Seller”) certain buildings in West Palm Beach, Florida, totaling approximately 80,000 square feet, on which the present tenant operates a substance abuse treatment center (the “Property”). The purchase price of the Property is $20,080,000, and the Company is obligated under the Agreement to make a series of nonrefundable down payments totaling $2,210,000. The closing of the transaction, which is subject to standard due diligence, conditions to closing and deliverables, is scheduled to occur on February 28, 2018, or such earlier date as is agreed upon by the parties.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the execution of the Agreement, the Company terminated further negotiations to acquire the business currently being operated on the Property, as set forth in that certain nonbinding Letter of Intent, dated September 29, 2017, by and among the Company, Joseph Petri and Peter Walstrom.

Item 9.01 Financial Statements and Exhibits

(d)       Exhibits. The following exhibits are furnished with this report:

Exhibit No.	Exhibit Description

10.1	Agreement of Purchase and Sale, dated November 2, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 6, 2017 By: /s/ Shawn E. Leon

Name: Shawn E. Leon

Title: Chief Executive Officer